EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357 and No. 333-207131) and Form S-3 (No. 333-205168) of Ekso Bionics Holdings, Inc. of our reports dated March 14, 2017, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California

March 14, 2017